EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 4, 2008, by and between Par Pharmaceutical Companies, Inc., and Par Pharmaceutical, Inc., each a Delaware corporation (collectively, “Par” or “Employer”), and Patrick LePore (“Executive”).

RECITALS:

A.  WHEREAS, Executive is presently employed in the capacity of President and Chief Executive Office of Par Pharmaceutical Companies, Inc., and as President and Chief Executive Officer of Par Pharmaceutical, Inc. and Executive and Employer desire that Executive continue to provide services in these capacities; and

B. WHEREAS, by Agreement dated July 2007 Employer and Executive agreed upon terms and conditions of Executive’s employment, and, accordingly Employer and Executive desire to enter into a new Agreement in order for Executive to continue in the afore-mentioned positions.

C. WHEREAS, Executive and Employer agree and acknowledge that the Agreement set forth herein supersedes any prior and contemporaneous written or oral agreement between the parties and that upon execution the terms and conditions set forth herein govern Executive’s employment.

In consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1. Employment.

1.1. General. Employer hereby employs Executive effective September 26, 2007 in the capacity of President and Chief Executive Officer of Employer at the compensation rate and benefits set forth in Section 2 hereof for the Employment Term (as defined in Section 3.1 hereof). Executive hereby accepts such employment, subject to the terms and conditions herein contained. In all such capacities, Executive shall perform and carry out such duties and responsibilities as may be assigned to him from time to time by the Board of Directors (the “Board”) reasonably consistent with Executive's position and this Agreement, and shall report to the Board.

1.2. Time Devoted to Position. Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of Employer.

1.3. Certifications. Whenever the Chief Executive Officer of Par is required by law, rule or regulation or requested by any governmental authority or by Par's auditors to provide certifications with respect to Par's financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by the Board, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading, and comply with applicable law.

2. Compensation and Benefits.

2.1. Salary. At all times Executive is employed hereunder, and on a retroactive basis to June 6, 2007, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer's subsidiaries, entities and organizations, presently existing or hereafter formed, organized or acquired by Employer, directly or indirectly (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a base salary at the annual rate of $800,000 (Eight Hundred Thousand Dollars), or at such increased rate as the Board (through its Compensation and Equity Awards Committee), in its sole discretion, may hereafter from time to time grant to Executive (initially and as so increased, the “Base Salary”); and (ii) any additional bonus and the benefits set forth in Sections 2.2, 2.3 and 2.4 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise. To the extent Executive is eligible for or awarded increased compensation pursuant to this Section, the increase shall occur in March of each year, or at such other time as the Compensation Committee deems appropriate.

2.2. Bonus.

2.2.1. In September, 2007, Executive shall receive a bonus in the amount of $458,500 (four hundred fifty eight thousand five hundred dollars). For the sake of clarity, this bonus is in lieu of and not in addition to any other bonus payment promised to Executive as part of any prior agreement with Employer including but not limited to any bonus referenced in Section 2.2 of the November 2006 Agreement between Employer and Executive.

2.2.2. Subject to Section 3.3 hereof, Executive shall be entitled to an annual bonus during the Employment Term in such amount (if any) as determined by the Board based on such performance criteria as it deems appropriate, including, without limitation, Executive’s performance and Employer's earnings, financial condition, rate of return on equity and compliance with regulatory requirements. The target amount of Executive's annual bonus shall be equal to 100% (one hundred percent) of his Base Salary. At the time the Board determines the Executive’s eligibility for a bonus, the Board shall set forth all material terms of the bonus arrangement in a written document. The Employer shall pay the bonus by March 1 following the end of the calendar year in which the bonus is earned. Executive’s bonus eligibility shall be determined in March of each year, or at such time as the Compensation Committee deems appropriate. Notwithstanding the foregoing, for the period from September 2007 through March 2008, Executive’s target bonus amount shall be no greater than four hundred thousand dollars ($400,000), i.e., one-half of his annual target amount.

2.3. Equity Awards. Executive shall be entitled to participate in long-term incentive plans commensurate with his titles and positions, including, without limitation, stock option, restricted stock, and similar equity plans of Employer as may be offered from time to time. In connection herewith, Executive has been granted eighty thousand (80,000) shares of restricted stock of Par, and options to purchase one hundred and twenty thousand (120,000) shares of common stock of Par on the terms and conditions set forth in the 2004 Performance Equity Plan, as amended (the “2004 Plan”) and Executive’s Stock Option Agreement and Award Agreement. Executive will also be eligible for one-half of his discretionary equity grant in the first quarter of 2008, and shall be eligible for equity grants in accordance with Employer’s regular practices thereafter, with all grants being subject to the sole discretion of the Board.

2.4. Executive Benefits.

2.4.1. Expenses. Employer shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer's policies with respect thereto as in effect from time to time.

2.4.2. Employer Plans. Executive shall be entitled to participate in such employee benefit and welfare plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs and profit sharing and retirement plans.

2.4.3. Vacation. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, prorated for any partial year.

2.4.4. Life Insurance. Employer shall obtain (provided, that Executives qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive's estate, or as otherwise directed by Executive, in the amount of $1 million throughout the Employment Term.

2.4.5. Automobile. Employer shall provide Executive with an automobile cash allowance of one thousand and fifty dollars ($1,050) (gross) per month.

3. Employment Term; Termination.

3.1. Employment Term.  Executive's employment hereunder shall commence on the date hereof and, except as otherwise provided in Section 3.2 hereof, shall continue until the third (3rd) anniversary of the date of this Agreement (the “Initial Term”). Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on the third (3rd) anniversary of the date of this Agreement (the Initial Term, together with any such subsequent employment period(s), being referred to herein as the “Employment Term”), unless Executive or Employer shall have provided a Notice of Termination (as defined in Section 3.4.2 hereof) in respect of its or his election not to renew the Employment Term to the other party at least ninety (90) days prior to the end of the current Employment Term. Upon nonrenewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

3.2. Events of Termination. The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1. Death. In the event of Executive's death, the Employment Term shall terminate on the date of his death.

3.2.2. Without Cause By Executive. Executive may terminate the Employment Term at any time during such Term for any reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination pursuant to this Section 3.2.2 shall be thirty (30) days after the Notice of Termination is given.

3.2.3. Disability. In the event of Executive's Disability (as hereinafter defined), Employer may, at its option, terminate the Employment Term by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, “Disability” means disability as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any consecutive twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4. For Cause By Employer. Employer may terminate the Employment Term for “Cause” as determined in good faith by a majority of the Board as set forth in a Notice of Termination to Executive specifying the reasons for termination and the failure of the Executive to cure the same within ten (10) days after the Executive’s receipt of the Employer Notice of Termination; provided, however, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then the ten (10) day period shall not apply and the Employment Term shall terminate on the date the Notice of Termination is given. For purposes of this Agreement, “Cause” shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony, or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, or willful misconduct, regardless of harm to the Employer or any of its Subsidiaries or affiliates, or other conduct that is materially harmful or detrimental to Employer or any of its Subsidiaries or affiliates; (iii) is a material breach by Executive of this Agreement; (iv) Executive’s continuing failure to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (v) Executive's knowingly taking any action on behalf of Employer or any of its Subsidiaries or affiliates without appropriate authority to take such action; (vi) Executive's knowingly taking any action in conflict of interest with Employer or any of its Subsidiaries or affiliates given Executive's position with Employer; and/or (vii) the commission of an act of personal dishonesty by Executive that involves personal profit in connection with Employer or any of its Subsidiaries or affiliates.

3.2.5. Without Cause By Employer. Employer may terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given or such shorter period if Employer shall pay to Executive that amount of the Base Salary amount that would have been earned between the thirty (30) day period and such shorter period in accordance with the Employer’s regular payroll practices.

3.2.6. Employer's Material Breach. Executive may terminate the Employment Term upon Employer's material breach of this Agreement and the continuation of such breach so long as Executive has provided written notice to Employer of a material breach (which notice shall identify the manner in which Employer has materially breached this Agreement) within ninety (90) days of the initial existence of the breach, and afforded Employer no less than thirty (30) days for cure of such breach. Employer is not required to pay severance under Section 3.3.3 when Employer cures the material breach identified in Executive’s notice within thirty (30) days of Employer’s receipt of the notice. Employer’s material breach of this Agreement shall mean (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due; (ii) the assignment to Executive, without Executive's express written consent, of duties inconsistent with his positions, responsibilities and status with Employer, or a change in Executive's reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate the Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for Cause, without Cause or Disability or as a result of Executive's death or voluntary resignation or by Executive other than pursuant to this Section 3.2.6; (iii) a reduction by Employer in Executive's Base Salary; or (iv) a permanent reassignment of Executive's primary work location, without the consent of Executive, to a location more than thirty-five (35) miles from Employer's executive offices in Woodcliff Lake, New Jersey.

3.3. Certain Obligations of Employer Following Termination of the Employment Term. Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits. In connection with Executive’s receipt of any or all monies and benefits to be received pursuant to this Section 3.3, Executive shall not have a duty to seek subsequent employment during the period in which he is receiving such monies and benefits payments and the Severance Amount (as defined in Section 3.3.2 hereof) shall not be reduced solely as a result of Executive’s subsequent employment by an entity other than Employer. The Executive must execute within thirty (30) days after the Date of Termination Employer’s standard form of Release Agreement attached as Exhibit A hereto.

3.3.1. For Cause. In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive, in a single lump-sum within forty-five (45) days of the Date of Termination, and in accordance with Employer’s regular payroll practices, an amount equal to any unpaid but earned Base Salary through the Date of Termination. The Employer shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.2. Without Cause by Employer; Material Breach by Employer; Non-Renewal by Employer. In the event that the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof, or is not renewed by Employer pursuant to Section 3.1 hereof, Employer shall pay to Executive severance in an amount equal to two (2) times his Base Amount. For purposes hereof, “Base Amount” shall mean the sum of the Base Salary in effect on the Date of Termination, and if Executive’s termination is not a result of, in whole or in part, Executive’s performance in respect of his duties hereunder, the amount of Executive's last annual cash bonus pursuant to Section 2.2 hereof (the “Severance Amount”). The Executive shall retain all vested benefits granted pursuant to Sections 2.3 and 2.4 hereof. The Employer shall pay the Severance Amount in installments, and shall first determine the amount of each installment payment if the Severance Amount were paid in equal semimonthly installments for two (2) years (the “Installment Payment”) commencing on the forty-fifth (45th) day after the Date of Termination. The Employer shall then withhold and accumulate the Installment Payments payable beginning on the forty-fifth (45th) day after the Date of Termination through the end of the sixth (6th) month after the Date of Termination (the time period, the “Severance Holdback Period”) (the withheld payments, the “Severance Holdback Amounts”). The Employer shall pay the Severance Holdback Amounts in a single lump sum on the first (1st) day of the seventh (7th) month after the Date of Termination (the “Severance Delayed Payment Date”). The Severance Holdback Amounts paid to the Executive on the Severance Delayed Payment Date are to accrue interest from the date each Severance Holdback Amount would have been paid during the Severance Holdback Period absent the holdback requirement until the Severance Delayed Payment Date. The interest rate is the prime rate as published in The Wall Street Journal seven (7) days prior to the Severance Delayed Payment Date. The Employer shall pay the accrued interest on the Severance Delayed Payment Date. From the Severance Delayed Payment Date through the end of two (2) years after the forty-fifth (45th) day after the Date of Termination, the Employer shall pay the Installment Payments semimonthly. Payment of the Severance Amount is subject to Executive’s continued compliance with the terms of Section 4. The Employer shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of the Employer.

3.3.3. Without Cause By Executive; Non- Renewal by Executive. In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2 hereof or Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall pay to Executive, in a single lump-sum within forty-five (45) days of the Date of Termination, and in accordance with Employer’s regular payroll practices, an amount equal to any unpaid but earned Base Salary through the Date of Termination. The Employer shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plan of the Employer. In the event Executive has elected non-renewal or has elected to separate from Employer after a Change in Control, the Compensation and Equity Awards Committee may choose also to consider Executive’s performance and accomplishments to the Date of Termination, as well as the Employer’s earnings, financial condition, rate of return on equity and compliance with regulatory requirements, as well as the existence of an approved successor plan, in considering whether to award Executive additional compensation upon his separation. The Executive does not have a legal right to and is not vested in this additional compensation at any time prior to the Date of Termination under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.3.4. Without Cause by Executive During Window Period. If a Change of Control (as defined in Section 3.4.1 hereof) occurs, and the Executive continues employment for six (6) months after the date of the Change of Control (as defined in Section 3.4.1 hereof) (the “Stay Period”), the Executive may terminate the Employment Term (the “Resignation”) during the ninety (90) days following the Stay Period (the “Window Period”). The Executive must provide the Resignation in a Notice of Termination to the Employer during the Window Period. Upon the Resignation, the provisions of Sections 3.3.2 and 3.3.6 shall apply as if the Resignation were a termination of the Employment Term without Cause by the Employer under Section 3.2.5.

3.3.5. Death, Disability. In the event that the Employment Term is terminated by reason of Executive's death pursuant to Section 3.2.1 hereof or by Employer by reason of Executive's Disability pursuant to Section 3.2.3 hereof, Employer shall pay to Executive, subject to, in the case of Disability, Executive's continued compliance with Section 4 hereof, the Severance Amount, less any life insurance and/or disability insurance received by Executive or his estate pursuant to insurance policies provided by Employer (including without limitation pursuant to Section 2.4.4 hereof), and Executive shall retain all vested benefits granted pursuant to Section 2.3 hereof. In the case of death, the Employer shall pay the Severance Amount commencing on the thirtieth (30th) day after the Executive’s date of death and otherwise in accordance with the payment provisions of Section 3.3.2 hereof without the holdback requirement. In the case of Disability, the Employer shall pay the Severance Amount in accordance with the payment provisions of Section 3.3.2 hereof. The Employer shall also pay an annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of the Employer.

3.3.6. Post-Employment Term Benefits. In the event Executive is terminated pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, or either Employer or Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1 hereof, and Executive will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage. Except as provided immediately below, Executive will be responsible for all COBRA premiums. If Executive is terminated pursuant to Sections 3.2.3, 3.2.5, 3.2.6, or Employer elects not to renew this Agreement pursuant to Section 3.1 hereof, Executive shall be entitled to participate, at Employer's expense, in all medical and health plans and programs of Employer in accordance with COBRA for a period of up to eighteen (18) months (the “Benefits Period”), subject to Executive's continued compliance with Section 4; provided, however, that Executive's continued participation is permissible under the terms and provisions of such plans and programs; and provided, further, that if Executive becomes entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer's obligations under this Section 3.3.6 shall end as of such date. The Employer shall commence payment of the COBRA premiums on the forty-fifth (45th) day after the Date of Termination.

3.3.7. Equity Awards.

(a) If, within twelve (12) months following a Change of Control (as defined in Section 3.4.1 hereof) of Employer, the Employment Term is terminated other than for Cause, then Executive (or his estate) shall have twenty-four (24) months from the date of termination to exercise any vested equity awards; provided, however, that the relevant equity award plan remains in effect and such equity awards have not have otherwise expired in accordance with the terms thereof. In connection therewith, Employer agrees to use commercially reasonable efforts to amend Executive's Equity Award Agreements if necessary to effectuate the provisions of this Section 3.3.7(a).

(b) In the event the Employment Term is terminated (i) by Employer pursuant to Section 3.2.5 hereof and the reason for such termination, as set forth in the Notice of Termination, is not related to the Executive’s performance of Executive in his duties with respect to Employer, or (ii) by Executive pursuant to Section 3.2.6 hereof, then all equity awards theretofore granted to Executive shall thereupon vest and Executive shall have twenty-four (24) months from such date to exercise such options; provided, however, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof. In connection therewith, Employer agrees to use commercially reasonable efforts to amend Executive's Equity Award Agreements if necessary to effectuate the provisions of this Section 3.3.7(b).

(c) For grants of time-based restricted stock made during calendar year 2008 (the “2008 Grants”) under the 2008 Long Term Incentive Program (the “2008 Program”), (i)(A) if after a Change of Control (as defined in Section 3.4.1 hereof) the Employer or its successor requires the Executive to remain employed for the Stay Period, (B) the Executive continues employment for the Stay Period, and (C) the Change of Control (as defined in Section 3.4.1 hereof) occurs within two (2) years after the date of grant of the 2008 Grants, all 2008 Grants shall vest on the last day of the Stay Period; or (ii) if there is a termination of the Employment Term under Section 3.2.5 or 3.2.6 after the date of a Change of Control (as defined in Section 3.4.1 hereof), all 2008 Grants shall vest on the Date of Termination; or (iii) if a Change of Control (as defined in Section 3.4.1 hereof) occurs two (2) or more years after the date of grant of the 2008 Grants, all 2008 Grants shall vest on the date of the Change of Control (as defined in Section 3.4.1 hereof); provided, however, that the 2008 Program remains in effect and the 2008 Grants shall not have otherwise expired in accordance with the terms thereof. In connection therewith, Employer agrees to use commercially reasonable efforts to amend Executive’s 2008 Grant Agreements if necessary to effectuate the provisions of this Section 3.3.7(c).

(d) To the extent not determined by this Agreement, the terms and conditions of all equity awards, including without limitation awards of performance contingent restricted stock under the 2008 Program, shall be determined by the Executive’s Equity Award Agreements, Grant Agreements, Certificates of Performance Shares, and the terms of the plans and award documents pursuant to which the equity awards were made.

3.4. Definitions.

3.4.1. “Change of Control” Defined. A “Change of Control” of the Employer means any of the following events, unless otherwise defined in an Award Agreement or Grant Agreement:

(a) Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than twenty (20%) percent of the then outstanding shares entitled to vote generally in the election of directors of the Employer;

(b) The commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Employer’s capital stock; or

(c) The stockholders of the Employer approve (i) a definitive agreement for the merger or other business combination of the Employer with or into another corporation pursuant to which the stockholders of the Employer do not own, immediately after the transaction, more than fifty (50%) percent of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, (ii) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Employer, or (iii) any plan or proposal for the liquidation or dissolution of the Employer.

Provided, however, that a Change of Control shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Employer, any profit-sharing, employee ownership or other employee benefit plan of the Employer, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such capacity, or any group comprised solely of such entities.

(d) In determining whether a Change of Control of the Employer has occurred, “Employer” means Par Pharmaceutical, Inc. or Par Pharmaceutical Companies, Inc.

3.4.2. “Notice of Termination” Defined. “Notice of Termination” means a written notice that indicates the specific termination provision relied upon by Employer or Executive and, except in the case of termination pursuant to Sections 3.2.1, 3.2.2 or 3.2.5 (other than as required under Section 3.3.2 or 3.3.6), that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the termination provision so indicated.

3.4.3. “Date of Termination” Defined. “Date of Termination” means such date as the Employment Term is expired if not renewed or terminated in accordance with Sections 3.1 or 3.2 hereof.

4. Confidentiality/Non-Solicitation/Non-Compete.

4.1. “Confidential Information” Defined. “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person or entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to: technology, research, test procedures and results, machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof.

4.2. Non-disclosure of Confidential Information. Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever for the benefit of any person or entity other than Employer (except as may be required under legal process by subpoena or other court order).

4.3. Non-Solicitation. Executive shall not, while employed by Employer and for a period of one (1) year following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

4.4. Non-Competition. Executive shall not, while employed by Employer and for a period of one (1) year following the Date of Termination, directly or indirectly provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of Employer's competitors in the branded or generic pharmaceutical industry in any state or country in which Employer does or seeks to do business. Employer's competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of Employer. However, the restrictions of this Section 4.4 shall not apply if the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive properly pursuant to Section 3.2.6 hereof; nor shall this Section 4.4 prohibit Executive from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

4.5. Injunctive Relief. The parties hereby acknowledge and agree that (a) the type, scope and periods of restrictions imposed in Section 4 are necessary, fair and reasonable to protect Employer's legitimate business interests and to prevent the inevitable disclosure of Employer's Confidential Information; (b) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (c) monetary damages will not be an adequate remedy for any such breach; (d) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (e) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

4.6. Non-exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

5. Miscellaneous Provisions.

5.1. Severability.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
Attention: Chairman
Telecopy No. 201-802-4620

Copy to:

Christine A. Amalfe, Esq.
Gibbons, P.C.
One Gateway Center
Newark, New Jersey 07102-5310
Telecopy No.: (973) 639-6230

If to Executive, to:

Patrick LePore
c/o Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4. Amendment.  No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Par and Executive.

5.5. Entire Agreement. This Agreement and, with respect to Section 3.3.7, Executive's Equity Award Agreements and governing equity award plans constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written, including, but not limited to, the parties' Employment Agreements dated March 16, 2006 and July 2007. Executive and Employer hereby agree that the Employment Agreements dated March 16, 2006 and July 2007, are hereby superseded and of no further force and effect, and that this Agreement shall be effective as of the date hereof. In the event of any conflict between Section 3.3.7 hereof and Executive's Equity Award Agreements and the governing equity award plans, Section 3.3.7 shall control.

5.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

5.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8. Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such transaction had taken place.

5.9. Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10. Capacity, etc. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms.

5.11. Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the applicable court shall award the prevailing party reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). Subject to Section 5.12, any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

5.12. Arbitration.

(a) Any dispute under Section 3 hereof, including, but not limited to, the determination by the Board of a termination for Cause pursuant to Section 3.2.4 hereof, or in respect of the breach thereof (other than a claim for equitable relief) shall be settled by arbitration in New Jersey. The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after such demand is given in accordance with Section 5.3 hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two (2) arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Superior Court of New Jersey, Bergen County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b) The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the “non-prevailing party”) shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party's counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.

5.13. Specified Employee. Notwithstanding any other provision of this Agreement, if Executive is a specified employee under Treas. Reg. §1.409A-1 as of the Date of Termination, all payments to which Executive would otherwise be entitled during the first six months following the date of separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service, or if earlier within thirty (30) days of the Executive’s date of death following the date of separation from service. This provision shall not apply to all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), or to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), or to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

By:	/s/ Melvin Sharoky
Name: Melvin Sharoky
Title: Chair, Compensation Committee

PAR PHARMACEUTICAL, INC.

By:	/s/ Thomas J. Haughey
Name: Thomas J. Haughey
Title: Executive Vice President and General Counsel

/s/ Patrick LePore
Patrick LePore